Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187336) and Form S-8 (Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, and 333-187679) of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedule of BioScrip, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of BioScrip, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 3, 2014